Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-3 of our reports dated April 16, 2012, relating to the consolidated financial statements of KongZhong Corporation and its subsidiaries and variable interest entities (the "Company")  and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of KongZhong Corporation for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People's Republic of China

May 30, 2012